Exhibit 99.1

Columbia Sportswear Company Reports Third Quarter and First Nine Months 2021 Financial Results; Updates Full Year 2021 Financial Outlook and Provides Preliminary 2022 Commentary
Financial Highlights
•Third quarter 2021 net sales increased 15 percent to $804.7 million, compared to third quarter 2020.
•Third quarter 2021 operating income increased 56 percent to $133.5 million, or 16.6 percent of net sales, compared to third quarter 2020 operating income of $85.6 million, or 12.2 percent of net sales.
•Third quarter 2021 diluted earnings per share increased 62 percent to $1.52, compared to $0.94 in third quarter 2020.
•Exited the quarter with $600.6 million in cash and short-term investments and no borrowings.
•The Company repurchased $127.2 million of common stock in the first nine months of 2021.
•On October 22, 2021, the Board of Directors approved a regular quarterly dividend of $0.26 per share.

Full Year 2021 Financial Outlook

The following forward-looking statements reflect our expectations as of October 28, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2021 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.04 to $3.08 billion (prior $3.13 to $3.16 billion), representing net sales growth of 21.5 to 23.0 percent (prior 25.0 to 26.5 percent) compared to 2020.
•Operating income of $384 to $405 million (prior $365 to $386 million), representing operating margin of 12.6 to 13.2 percent (prior 11.7 to 12.2 percent).
•Diluted earnings per share of $4.55 to $4.80 (prior $4.30 to $4.55).

PORTLAND, Ore. - October 28, 2021 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in outdoor, active and everyday lifestyle apparel, footwear, accessories and equipment products, today announced third quarter 2021 financial results for the period ended September 30, 2021.

Chairman, President and Chief Executive Officer Tim Boyle commented, "Our third quarter results reflect high consumer demand for our products and strong operating performance amidst unprecedented supply chain challenges. Despite delayed inventory receipts which impacted U.S. wholesale shipments, favorable gross margin performance and expense management fueled above plan earnings. Early-season Fall 2021 sell-through has been encouraging and our global marketing campaign to support the largest innovation launch in our Company's history, Omni-Heat Infinity, is off to a great start.

"As we finish the year and look forward to 2022, I’m excited about our innovative product pipeline and the momentum we see across the brand portfolio. Based on this strength, we believe we can achieve mid-teens or better net sales growth in 2022, on top of the low-twenties percent growth we anticipate in 2021.

“Our profitable growth trajectory and fortress balance sheet, with cash and short-term investments of over $600 million and no borrowings, provide a foundation of strength and from which we will continue to invest in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;

•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and
•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's third quarter 2021 financial results and additional updates relating to the COVID-19 pandemic, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

COVID-19 and Supply Chain Updates

The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. While there were isolated temporary store closures resulting from local regulations or safety concerns, the majority of the Company's owned stores remained open throughout third quarter 2021. Overall brick & mortar store traffic trends improved significantly compared to third quarter 2020, but still remain below pre-pandemic levels.

During the quarter, government mandated factory closures in Vietnam disrupted our manufacturing partners operations and impacted production of Fall 2021 and Spring 2022 product. Supply chain constraints continue to impact operations, resulting in delayed receipt and delivery of products for our Fall 2021 and Spring 2022 seasons. Demand for ocean vessels and containers continues to far outstrip available capacity, resulting in significant year-over-year increases in ocean freight costs. Please refer to the CFO Commentary and Financial Review presentation for a detailed review of COVID-19 pandemic and Supply Chain related issues and our responses.
Third Quarter 2021 Financial Results

(All comparisons are between third quarter 2021 and third quarter 2020, unless otherwise noted.)

Net sales increased 15 percent to $804.7 million from $701.1 million for the comparable period in 2020. The increase in net sales primarily reflects direct-to-consumer ("DTC") growth and higher Fall 2021 wholesale orders, as we anniversary prior year pandemic disruptions. Net sales growth was constrained by supply chain disruptions that resulted in later inventory receipts and reduced wholesale shipments during the quarter.

Gross margin expanded 180 basis points to 50.7 percent of net sales from 48.9 percent of net sales for the comparable period in 2020. Gross margin expansion was primarily driven by lower DTC promotional levels and favorable wholesale product margins, partially offset by higher inbound freight costs, the non-recurrence of inventory provision activity that benefited third quarter 2020 and unfavorable channel sales mix.

SG&A expenses increased 7 percent to $280.1 million, or 34.8 percent of net sales, from $261.2 million, or 37.3 percent of net sales, for the comparable period in 2020. The increase in SG&A expenses primarily reflects higher global retail, incentive compensation, demand creation and personnel expenses, partially offset by a lease termination liability settlement benefit and the non-recurrence of prior year COVID-19 related expenses.

Operating income increased 56 percent to $133.5 million, or 16.6 percent of net sales, compared to operating income of $85.6 million, or 12.2 percent of net sales, for the comparable period in 2020.

Income tax expense of $33.3 million resulted in an effective income tax rate of 24.9 percent, compared to a $22.1 million expense, or an effective tax rate of 26.1 percent, for the comparable period in 2020.

Net income increased 60 percent to $100.6 million, or $1.52 per diluted share, compared to net income of $62.8 million, or $0.94 per diluted share, for the comparable period in 2020.

First Nine Months 2021 Financial Results
(All comparisons are between first nine months 2021 and first nine months 2020, unless otherwise noted.)

Net sales increased 26 percent to $1,996.7 million from $1,585.9 million for the comparable period in 2020.

Gross margin expanded 320 basis points to 51.2 percent of net sales from 48.0 percent of net sales for the comparable period in 2020.

SG&A expenses increased 5 percent to $796.3 million, or 39.9 percent of net sales, compared to $755.7 million, or 47.6 percent of net sales, for the same period in 2020.

Operating income of $238.9 million, or 12.0 percent of net sales, compared to operating income of $13.4 million, or 0.8 percent of net sales, for the same period in 2020.

Income tax expense of $42.5 million resulted in an effective income tax rate of 17.7 percent, compared to a $4.0 million income tax expense, or an effective tax rate of 24.8 percent, for the same period in 2020.

Net income of $197.1 million, or $2.96 per diluted share, compared to net income of $12.3 million, or $0.18 per diluted share, for the same period in 2020.

Balance Sheet as of September 30, 2021

Cash, cash equivalents and short-term investments totaled $600.6 million, compared to $314.5 million at September 30, 2020.

The Company had no borrowings as of September 30, 2021 or 2020.

Inventories decreased 7 percent to $720.9 million, compared to $771.7 million at September 30, 2020. The reduction in inventory was driven by increased sales and to a lesser extent, delayed Fall 2021 inventory production resulting from the cumulative effects of supply chain disruptions. Exiting the quarter, finished goods inventory in our distribution centers was down 35 percent, year-over-year, while in-transit inventory increased 127 percent, year-over-year. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Nine Months Ended September 30, 2021

Net cash flow used in operating activities was $15.6 million, compared to net cash flow used in operating activities of $198.0 million for the same period in 2020.

Capital expenditures totaled $20.4 million, compared to $25.2 million for the same period in 2020.

Share Repurchases for the Nine Months Ended September 30, 2021

The Company repurchased 1,254,081 shares of common stock for an aggregate of $127.2 million, at an average price per share of $101.44.

At September 30, 2021, $355.0 million remained available under our current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.26 per share, payable on December 2, 2021 to shareholders of record on November 18, 2021.

Full Year 2021 Financial Outlook and Preliminary 2022 Commentary

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2021 Financial Outlook and Preliminary 2022 Commentary is forward-looking in nature, and the following forward-looking statements reflect our expectations as of October 28, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of October 28, 2021 regarding the impact on our operations of the COVID-19 pandemic; economic conditions; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. However, it is not possible to determine the ultimate impact on future operations, or whether other currently unanticipated direct or indirect consequences of the pandemic or the supply chain are reasonably likely to materially affect our operations. This outlook and commentary assumes no meaningful deterioration of current supply chain conditions, market conditions or the ongoing pandemic. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 21.5 to 23.0 percent (prior 25.0 to 26.5 percent) to $3.04 to $3.08 billion (prior $3.13 to $3.16 billion) from $2.50 billion in 2020.

Gross margin is expected to improve 190 to 210 basis points (prior 95 to 115 basis points) to 50.8 to 51.0 percent of net sales (prior approximately 49.9 to 50.1 percent) from 48.9 percent of net sales in 2020.

SG&A expenses are expected to increase at a slower rate than net sales growth. SG&A expenses as a percent of net sales is expected to be 38.5 to 38.8 percent (prior 38.4 to 38.7 percent), compared to SG&A expenses as a percent of net sales of 43.9 percent in 2020. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2021, compared to 5.7 percent in 2020.

Operating income is expected to be $384 to $405 million (prior $365 to $386 million), resulting in operating margin of 12.6 to 13.2 percent (prior 11.7 to 12.2 percent) compared to operating margin of 5.5 percent in 2020.

Effective income tax rate is expected to be approximately 21.5 percent. The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $302 to $319 million (prior $287 to $304 million), resulting in diluted earnings per share of $4.55 to $4.80 (prior $4.30 to $4.55).

Foreign Currency

Foreign currency is expected to have essentially no impact on earnings as favorable net sales growth of 120 basis points due to foreign currency translation impacts are anticipated to be offset by SG&A translation and negative foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be $250 to $270 million (prior $260 to $280 million).

Capital expenditures are planned to be $45 to $50 million (prior $45 to $60 million).

Fourth Quarter 2021 Financial Outlook

Net sales of $1.04B to $1.08, representing net sales growth of 14 to 18 percent.

Diluted earnings per share is expected to be $1.60 to $1.85.

Preliminary Full Year 2022 Commentary

The Company is providing limited commentary regarding early planning efforts for 2022.

Our Spring 2022 wholesale sales forecast reflects over 30-percent growth. We anticipate ongoing supply chain disruptions will continue to impact the timing of receipts and shipments of Spring 2022 inventory and may result in higher than planned cancellations that would impact net sales performance. We recently commenced our Fall 2022 order taking process. It is important to note that Fall 2021 sell-through performance can have a material impact on our Fall 2022 orders and resulting Fall 2022 wholesale sales forecast.

Based on momentum we see across the business, we believe mid-teens percent or better net sales growth for the full year is attainable.

Given our current view of product and freight costs as well as the likelihood of a more normalized promotional environment, we anticipate gross margin pressure in 2022. We do not expect planned price increases will be able to fully offset these headwinds. We are also planning to make investments across the business, including demand creation, supply chain and digital capabilities that will add to our overall spending levels.

With these factors in mind, our preliminary planning for 2022 contemplates an operating margin similar to the range provided in our 2021 financial outlook.

Assuming no changes to current tax rates or discrete tax items, we currently anticipate our 2022 effective tax rate to be in the mid-twenties percent range.

Conference Call

The Company will hold its third quarter 2021 conference call at 5:00 p.m. ET today. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Fourth Quarter 2021 Reporting Date

Columbia Sportswear Company plans to report fourth quarter 2021 financial results on Thursday, February 3, 2022 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about full year 2021 net sales, gross margin, SG&A expense, demand creation spend, operating income, effective income tax rate, employee equity awards, the tax impact of various tax initiatives, net income, diluted earnings per share, foreign currency translation, cash flows, and capital expenditures, fourth quarter 2021 net sales and diluted earnings per share, Spring 2022 wholesale orders, and full year 2022 net sales growth, gross margin, investments, operating margin and effective tax rate. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations, which is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the COVID-19 pandemic, including any recurrence due to variants; actions that may be taken to contain the pandemic or to treat its impact, including lockdowns the speed of the vaccination roll-out and vaccine mandates; economic slowdowns that have and may continue to result from the pandemic; workforce staffing and productivity; our ability to continue operations in affected areas; supply chain disruptions, constraints and expenses; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and wholesale customers, all of which are uncertain. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,
(in thousands)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$599,479	$313,429
Short-term investments	1,132	1,095
Accounts receivable, net	500,451	479,376
Inventories, net	720,865	771,724
Prepaid expenses and other current assets	98,146	82,175
Total current assets	1,920,073	1,647,799
Property, plant, and equipment, net	293,725	322,167
Operating lease right-of-use assets	344,876	351,277
Intangible assets, net	102,321	121,471
Goodwill	68,594	68,594
Deferred income taxes	92,493	77,055
Other non-current assets	67,277	63,951
Total assets	$2,889,359	$2,652,314
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$241,119	$164,332
Accrued liabilities	273,590	257,040
Operating lease liabilities	67,055	73,409
Income taxes payable	8,955	4,813
Total current liabilities	590,719	499,594
Non-current operating lease liabilities	330,765	337,108
Income taxes payable	49,392	49,195
Deferred income taxes	1	7,149
Other long-term liabilities	38,165	36,452
Total liabilities	1,009,042	929,498
Shareholders' equity	1,880,317	1,722,816
Total liabilities and shareholders' equity	$2,889,359	$2,652,314

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$804,706	$701,092	$1,996,682	$1,585,931
Cost of sales	396,346	358,184	974,403	825,079
Gross profit	408,360	342,908	1,022,279	760,852
Gross margin	50.7%	48.9%	51.2%	48.0%

Selling, general and administrative expenses	280,121	261,192	796,276	755,664
Net licensing income	5,222	3,927	12,933	8,168
Operating income	133,461	85,643	238,936	13,356
Interest income (expense), net	196	(280)	1,072	728
Other non-operating income (expense), net	201	(465)	(397)	2,208
Income before income tax	133,858	84,898	239,611	16,292
Income tax expense	(33,295)	(22,147)	(42,464)	(4,035)
Net income	$100,563	$62,751	$197,147	$12,257

Earnings per share:
Basic	$1.53	$0.95	$2.98	$0.18
Diluted	$1.52	$0.94	$2.96	$0.18
Weighted average shares outstanding:
Basic	65,862	66,179	66,182	66,427
Diluted	66,266	66,537	66,673	66,807

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2021	2020
Cash flows from operating activities:
Net income	$197,147	$12,257
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, amortization and non-cash lease expense	84,509	102,283
Provision for uncollectible accounts receivable	(9,088)	24,684
Loss on disposal or impairment of property, plant and equipment, and right-of-use assets	366	8,981
Deferred income taxes	(8,731)	4,306
Stock-based compensation	14,487	12,802
Changes in operating assets and liabilities:
Accounts receivable	(44,500)	(17,130)
Inventories	(173,761)	(160,090)
Prepaid expenses and other current assets	(40,957)	9,098
Other assets	148	(20,786)
Accounts payable	22,014	(89,790)
Accrued liabilities	24,813	(41,182)
Income taxes payable	(14,621)	(10,011)
Operating lease assets and liabilities	(68,823)	(41,459)
Other liabilities	1,359	8,077
Net cash used in operating activities	(15,638)	(197,960)
Cash flows from investing activities:
Purchases of short-term investments	—	(35,044)
Sales and maturities of short-term investments	1,184	36,630
Capital expenditures	(20,413)	(25,164)
Net cash used in investing activities	(19,229)	(23,578)
Cash flows from financing activities:
Proceeds from credit facilities	29,508	387,992
Repayments on credit facilities	(29,313)	(388,465)
Payment of line of credit issuance fees	—	(2,096)
Proceeds from issuance of common stock related to stock-based compensation	24,329	4,793
Tax payments related to stock-based compensation	(5,715)	(4,454)
Repurchase of common stock	(118,580)	(132,889)
Cash dividends paid	(51,662)	(17,195)
Net cash used in financing activities	(151,433)	(152,314)
Net effect of exchange rate changes on cash	(4,946)	1,272
Net decrease in cash and cash equivalents	(191,246)	(372,580)
Cash and cash equivalents, beginning of period	790,725	686,009
Cash and cash equivalents, end of period	$599,479	$313,429
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$8,277	$4,774
Repurchases of common stock not settled	$8,628	$—

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$510.5	$—	$510.5	$445.6	15%	15%
Latin America and Asia Pacific	102.7	(2.3)	100.4	90.9	13%	10%
Europe, Middle East and Africa	109.2	(1.3)	107.9	99.2	10%	9%
Canada	82.3	(5.0)	77.3	65.4	26%	18%
Total	$804.7	$(8.6)	$796.1	$701.1	15%	14%

Brand Net Sales:
Columbia	$651.5	$(7.6)	$643.9	$559.7	16%	15%
SOREL	88.1	(0.9)	87.2	91.5	(4)%	(5)%
prAna	36.4	—	36.4	30.5	19%	19%
Mountain Hardwear	28.7	(0.1)	28.6	19.4	48%	47%
Total	$804.7	$(8.6)	$796.1	$701.1	15%	14%

Product Category Net Sales:
Apparel, Accessories and Equipment	$621.1	$(6.3)	$614.8	$510.2	22%	21%
Footwear	183.6	(2.3)	181.3	190.9	(4)%	(5)%
Total	$804.7	$(8.6)	$796.1	$701.1	15%	14%

Channel Net Sales:
Wholesale	$518.2	$(6.7)	$511.5	$471.5	10%	8%
DTC	286.5	(1.9)	284.6	229.6	25%	24%
Total	$804.7	$(8.6)	$796.1	$701.1	15%	14%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Nine Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$1,298.2	$—	$1,298.2	$1,004.7	29%	29%
Latin America and Asia Pacific	292.7	(11.9)	280.8	260.9	12%	8%
Europe, Middle East and Africa	268.5	(9.6)	258.9	213.3	26%	21%
Canada	137.3	(8.7)	128.6	107.0	28%	20%
Total	$1,996.7	$(30.2)	$1,966.5	$1,585.9	26%	24%

Brand Net Sales:
Columbia	$1,663.2	$(27.8)	$1,635.4	$1,297.2	28%	26%
SOREL	157.5	(1.8)	155.7	143.5	10%	9%
prAna	107.6	—	107.6	94.7	14%	14%
Mountain Hardwear	68.4	(0.6)	67.8	50.5	35%	34%
Total	$1,996.7	$(30.2)	$1,966.5	$1,585.9	26%	24%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,543.1	$(21.0)	$1,522.1	$1,206.2	28%	26%
Footwear	453.6	(9.2)	444.4	379.7	19%	17%
Total	$1,996.7	$(30.2)	$1,966.5	$1,585.9	26%	24%

Channel Net Sales:
Wholesale	$1,155.9	$(19.2)	$1,136.7	$957.3	21%	19%
DTC	840.8	(11.0)	829.8	628.6	34%	32%
Total	$1,996.7	$(30.2)	$1,966.5	$1,585.9	26%	24%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.